EXHIBIT 21

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      DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                 SUBSIDIARIES OF THE REGISTRANT




Dairy Mart, Inc.             (a Massachusetts corporation)
Dairy Mart Farms, Inc.       (a Connecticut corporation)
Dairy Mart East, Inc.        (a Rhode Island corporation)
The Lawson Company           (a Delaware corporation)
CONNA Corporation            (a Kentucky corporation)




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